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COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS
The Chase Manhattan Corporation (Consolidated)
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                    Quarter Ended                 Year Ended
                    March 31,                     December 31,
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($ in millions)        1994    1993   1993   1992   1991   1990   1989
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EARNINGS:
Net Income
(Loss) Applicable
to Common Stock        $  333 $  117  $  826 $ 515  $420   $(417) $(743)
Less: Cumulative
 Effect of Change in
 Accounting Principle*     -     500     500     -     -        -      -
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Net Income (Loss)
  Applicable to
  Common Stock Before
  Cumulative Effect
  of Change in
  Accounting
  Principle            $  333 $ (383) $  326 $  515 $  420 $ (417)$ (743)
Less: Equity in
  Undistributed
  Income (Loss) of
  Unconsolidated
  Subsidiaries and
  Associated
  Companies                 1      5      36     11   (32)   (40)    (20)
Income Taxes              223   (174)    265    186   124    203     196
Fixed Charges,
  Excluding
  Interest on Deposits    655    630   2,810  2,401 2,088  3,273   4,016
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Total Earnings,
  Excluding Interest
  on Deposits, as
  Adjusted              1,210     68   3,365  3,091 2,664  3,099   3,489
Interest on Deposits      525    539   2,014  2,935 4,374  5,273   5,080
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Total Earnings,
  Including
  Interest on
  Deposits, as
  Adjusted             $1,735 $  607  $5,379 $6,026 $7,038 $8,372 $8,569
================================================================================


FIXED CHARGES AND PREFERRED
STOCK DIVIDEND REQUIREMENTS:

Interest Expense and
  Amortization of
  Debt Discount and
  Issuance Costs,
  Excluding Interest
  on Deposits          $  606 $  575  $2,591 $2,205 $1,920 $3,115 $3,860
Preferred Stock
  Dividend
  Requirements
  (Pre-Tax
  Equivalent)              49     61     239    209    168    140    131
One-Third of Net
  Rental Expense           18     19      79     72     68     75     78
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Total Fixed Charges
  and Preferred Stock
  Dividend
  Requirements,
  Excluding Interest
  on Deposits             673    655   2,909  2,486  2,156  3,330  4,069
Interest on Deposits      525    539   2,014  2,935  4,374  5,273  5,080
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Total Fixed Charges
  and Preferred Stock
  Dividend
  Requirements,
  Including Interest
  on Deposits          $1,198 $1,194  $4,923 $5,421 $6,530 $8,603 $9,149
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RATIO OF EARNINGS TO FIXED CHARGES:
AND PREFERRED STOCK DIVIDEND REQUIREMENTS:

Excluding Interest
  on Deposits             1.8x     **   1.2x   1.2x   1.2x    **     **

Including Interest
  on Deposits             1.4x     **   1.1x   1.1x   1.1x    **     **

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 ("Accounting for Income Taxes") in the first quarter of 1993.

** For the quarter ended March 31, 1993 and the years ended December 31, 1990 and 1989, earnings did not cover fixed charges and preferred stock dividend requirements by $587 million, $231 million and $580 million respectively, primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income
(loss) applicable to common stock plus applicable income taxes, fixed charges and preferred stock dividend requirements, less cumulative effect of change in accounting principle (for the first quarter and the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges and preferred stock dividend requirements represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs, one-third (the amount deemed to represent an interest factor) of net rent expense under all lease commitments and dividend requirements on the outstanding preferred stock.


ACE0220B
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